Exhibit 23.1
CONSENT
          I hereby consent to the use of my name and the making of the statements with respect to me that are set forth under the caption “Official Statements” in the Prospectus of the Republic of South Africa included in the Registration Statement filed by the Republic of South Africa with the Securities and Exchange Commission of the United States.

By:	/s/ Pravin Gordhan
Pravin Gordhan
Minister of Finance of the Republic of South Africa

          Dated: December 18, 2009